EXHIBIT 99.1

Contacts:

Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tmurphy@webershandwick.com
eileen.mcintyre@cubist.com

Cubist Plans to Commence Patent Infringement Litigation against

Teva Parenteral Medicines, Inc. in response to ANDA filing

Lexington, MA, February 10, 2009 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced that it has received a Paragraph IV Certification Notice Letter from Teva Parenteral Medicines, Inc. (TPM) notifying Cubist that TPM had submitted an Abbreviated New Drug Application (ANDA) to the US Food and Drug Administration (FDA) for approval to market a generic version of CUBICIN® (daptomycin for injection). TPM’s notice letter advised that it is seeking FDA approval to market daptomycin for injection prior to the expiration of US Patent Nos. 6,468,967 and 6,852,689, which expire on September 24, 2019, and US Patent No. RE39,071, which expires on June 15, 2016. The notice letter further stated that TPM is asserting that claims in the referenced patents are not infringed and/or invalid.

By statute, if Cubist initiates a patent infringement lawsuit against TPM within 45 days of receiving the notice letter, then the FDA would be automatically precluded from approving TPM’s ANDA for 30 months, or until a district court decision finding the patents invalid or not infringed, whichever occurs earlier. Once the lawsuit is filed, the 30 month stay period will begin as of the date Cubist was notified of the filing.

“We have confidence in our patents and intend to assert our rights vigorously,” said Michael W. Bonney, Cubist’s president and CEO.  “TPM’s filing in no way affects the priorities we have as a business.  Our business goals and guidance for 2009 remain unchanged.”

Cubist also announced that it plans to file a patent infringement lawsuit against TPM in response to the ANDA filing. Cubist continues to be confident in its intellectual property portfolio protecting CUBICIN, including the patents listed in the FDA Orange Book.

About CUBICIN

CUBICIN is approved in the U.S. and many other markets as therapy for serious skin and bloodstream infections caused by certain Gram-positive bacteria. CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant and methicillin susceptible  strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp. equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is also approved in the U.S. as therapy for bloodstream infections (bacteremia), including right-sided endocarditis, caused by S. aureus.  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in clinical trials were mild to moderate in intensity.  The most common were anemia, constipation, diarrhea, nausea, vomiting, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN. For full prescribing information, visit www.cubicin.com.

******************CONFERENCE CALL & WEBCAST INFORMATION******************

Cubist will host a conference call and live audio webcast

to discuss the contents of this press release.

WHEN: Tuesday, February 10, 2009 at 8:00 a.m. ET

LIVE DOMESTIC & CANADA CALL-IN: 877-407-8035

LIVE INTERNATIONAL CALL-IN: 201-689-8035

Slides for the call are available at the following URL

http://www.vcall.com/conferences/event.asp?ID=141045

24-HOUR REPLAY DOMESTIC & CANADA: 877-660-6853

24-HOUR REPLAY INTERNATIONAL: 201-612-7415

REPLAY PASSCODES (BOTH REQUIRED FOR PLAYBACK):

ACCOUNT #: 286 , CONFERENCE ID #: 313443

CALL WILL ALSO BE BROADCAST LIVE, LISTEN ONLY, VIA THE WEB AT:

www.cubist.com

Replay will be available for 30 days at www.cubist.com

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About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  Cubist has entered into an agreement with AstraZeneca to handle U.S. hospital sales for their established broad spectrum antibiotic, MERREM I.V.® (meropenem for injection).  The Cubist product pipeline includes ecallantide, a recombinant human protein in Phase 2 clinical trials for the prevention of blood loss during cardiothoracic surgery, and pre-clinical programs that address unmet medical needs in Gram-negative infections, CDAD (Clostridium difficile-associated diarrhea), and HCV (Hepatitis C infections).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact, including those related to our plans to file a patent infringement lawsuit and our confidence in the intellectual property portfolio protecting CUBICIN, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any of our forward-looking statements. These factors include, but are not limited to: (i) Cubist’s ability to timely file a patent infringement lawsuit; (ii) the results of any litigation that we file to defend and/or assert our patents that are adverse to Cubist; and (iii) other risks common to our industry, including risks common to intellectual property and patent protection and maintenance in general and with respect to intellectual property and patents in our industry.  Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings, which are incorporated in this press release by this reference.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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